UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2014 (December 3, 2014)

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2014, Thomas H. Turner tendered his resignation from the boards of directors of BancorpSouth, Inc. (the “Company”) and BancorpSouth Bank (the “Bank”), effective immediately. Mr. Turner’s resignation was not the result of any disagreement with the Company or the Bank, or any matter relating to the operations, policies or practices of the Company or the Bank.

As previously announced, Gordon R. Lewis will retire from his position as Senior Executive Vice President of the Company effective as of December 12, 2014 (the “Retirement Date”). On December 3, 2014, in connection with Mr. Lewis’ retirement, the Company and Mr. Lewis entered into a Retirement and Noncompetition Agreement (the “Agreement”). Pursuant to the Agreement, Mr. Lewis will become vested in a portion of the restricted stock awards granted to him under the BancorpSouth, Inc. Long-Term Equity Incentive Plan on March 26, 2013 and January 15, 2014. The portion that will become vested is calculated to correspond pro rata to the portion of the vesting period under the awards that Mr. Lewis will have completed in service to the Company on the Retirement Date, resulting in the vesting of 4,615 shares of stock. In exchange, Mr. Lewis is generally restricted from competing with the Company or soliciting any of its customers or employees for a period of two years following the Retirement Date. The remaining unvested shares of restricted stock granted to Mr. Lewis under these restricted stock awards will be forfeited on the Retirement Date pursuant to the terms of the awards.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Retirement and Noncompetition Agreement with Gordon R. Lewis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy S. Freeman
Cathy S. Freeman
Senior Executive Vice President and Chief Administrative Officer

Date: December 9, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Retirement and Noncompetition Agreement with Gordon R. Lewis.